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                              DEPOSITARY AGENT AGREEMENT


The Bank of New York
Reorganization Administration
101 Barclay Street - 12W
New York, NY 10296

Gentlemen:

     EOC Acquisition Corporation, a New York corporation (the "Offeror"), a wholly owned subsidiary of Precision Castparts Corp., an Oregon corporation ("PCC"), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares") of Environment One Corporation, a New York corporation (the "Company"), at $15.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 3, 1998 and the related Letter of Transmittal, copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be supplemented or amended from time to time, constitute the "Offer."

     The Offeror hereby appoints The Bank of New York to act as Depositary in connection with the Offer. References hereinafter to "you" shall refer to The Bank of New York.

     The Offer was commenced by the Offeror on March 3, 1998. The Letter of Transmittal that accompanies the Offer to Purchase is to be used by the shareholders of the Company to accept the Offer, and contains instructions with respect to the delivery of certificates for Shares tendered.

     The Offer shall expire at 12:00 Midnight, New York City time, on March 30, 1998 (the "Initial Expiration Date"), or on such subsequent date or time to which the Offeror may extend the Offer. Subject to the terms of the Merger Agreement (as defined in the Offer to Purchase), the Offeror expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving notice to you before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date. The later of the Initial Expiration Date or the latest time and date to which the Offer may be so extended is hereinafter referred to as the "Expiration Date."

     In carrying out your duties as Depositary, you are to act in accordance with the following instructions:

     1. You will establish and maintain a book-entry account in respect of the Shares at the Depository Trust Company ("DTC"), in connection with the Offer, in accordance with Rule 17AD-14 under the Securities Exchange Act of 1934, as amended. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Shares by causing DTC

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to transfer such Shares into the account maintained by you, pursuant to this paragraph, in accordance with DTC's procedure for such transfer, and you may effect a withdrawal of Shares through such account by book-entry movement. However, although delivery of Shares may be effected through book-entry transfer at DTC, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents must, in any case, be received by you in order for Shares to be properly tendered. The account shall be maintained until all Shares tendered pursuant to the Offer shall have been either accepted for payment or returned.

     2. You are to examine each of the Letters of Transmittal and certificates for Shares and any other documents delivered or mailed to you by or for shareholders of the Company to ascertain whether; (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Shares have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Shares are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     3. With the approval of an authorized officer of the Offeror, William D. Larsson, or of Stoel Rives LLP, counsel to the Offeror (such approval, if given orally, to be confirmed in writing), or any other party designated by such officer, you are authorized to waive, any irregularities in connection with any tender pursuant to the Offer.

     4. Tenders of Shares may be made only as set forth in Section 3 of the Offer to Purchase, and Shares shall be considered properly tendered to you only when:

          (a) certificates for Shares (whether physically delivered or delivered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, in which latter case confirmation of receipt of such tendered Shares must be received by you) are covered by a properly completed and duly executed Letter of Transmittal received by you (together with any other required documents prior to the Expiration Date, or by an appropriate Notice of Guaranteed Delivery from an Eligible Institution received by you in accordance with Section 3 of the Offer to Purchase prior to the Expiration Date). For the purposes of these instructions: an "Eligible Institution" shall be a financial institution that is a member of the Securities Transfer Agents Medallion Program ("STAMP") the Stock Exchange Medallion Program ("SEMP") or the New York Stock Exchange, Inc. Medallion Signature Program ("MSP") (each, an "Eligible Institution"); and "an appropriate Notice of Guaranteed Delivery" shall be a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit C, which is either delivered to you by hand or transmitted to you by facsimile transmission and mail or otherwise;

          (b) certificates for Shares (together with any other required documents) are received by you, or you have received confirmation of receipt of such Shares pursuant to the

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book-entry transfer procedures set forth in the Offer to Purchase, prior to the Expiration Date or, in the case of an appropriate Notice of Guaranteed Delivery, along with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery; and

          (c) the adequacy of the items relating to certificates for Shares and the related Letter of Transmittal has been favorably passed upon as above provided.

     Notwithstanding the provisions of this paragraph 4, Shares which the Offeror or Stoel Rives LLP shall approve as having been properly tendered shall be considered to be properly tendered.

     A tender made on the basis of an appropriate Notice of Guaranteed Delivery will not be considered to have been properly made unless stock certificates for all of the Shares covered thereby be been deposited (either physically or pursuant to book-entry transfer) within the time periods provided in this paragraph 4 and Section 3 of the Offer to Purchase, and when all such stock certificates have been so delivered and all other requirements in this paragraph 4 and the Offer to Purchase have been complied with, the tender will be deemed effected at the time of receipt by you of the Letter of Transmittal or appropriate Notice of Guaranteed Delivery, as the case may be, provided for in such Section 3 and this paragraph 4.

     5. You shall advise the Offeror with respect to any Shares received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Shares.

     6.   You shall accept tenders:

          (a) in cases where the Shares are registered in two or more names only if signed by all named holders.

          (b) in cases where the signed person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his authority so to act is submitted.

          (c) from persons other than the registered stockholder provided that normal transfer requirements, including any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Shares where so indicated in the Letter of Transmittal and deliver certificates for Shares to the transfer agent for split-up and return and untendered Shares to the holder as promptly as practicable.

     7. The Offeror will purchase Shares duly tendered on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Payment for Shares

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duly tendered and purchased pursuant to the Offer will be made by check on behalf of the Offeror by you at the rate of $15.25 per Share (or such higher price as is offered by the Offeror pursuant to the Offer) as soon as practicable after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Shares by the Offeror and the funds referred to below are received by you; PROVIDED, HOWEVER, that in all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by you of certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into your account at
DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     Immediately available funds will be deposited with you on the day checks are mailed or delivered by you. After such payment, you shall promptly present certificates for said Shares, and any applicable transfer taxes (to be furnished by the Offeror), together with your letter of indemnity and any other documents reasonably requested by the Offeror including a certificate by you indicating the number of Shares validly tendered, for transfer on the books of the Company, all in accordance with written instructions from the Offeror and thereafter deliver the newly-issued certificates for said shares to the Offeror.

     8. Shares tendered pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may he withdrawn at any time prior to the Expiration Date, and unless theretofore purchased by the Offeror, may also be withdrawn at any time on or after May 1, 1998, if not accepted for purchase. See the Offer to Purchase for further details.

     9. The Offeror shall not be required to purchase any Shares tendered if any of the conditions set forth in the Offer are not met. Notice of any decision by the Offeror not to purchase or pay for any Shares tendered shall be given (and confirmed in writing) by the Offeror to you.

     10. If, pursuant to the Offer, the Offeror does not accept and pay for all or part of the Shares tendered, you shall as soon as practicable return those certificates for unpurchased Shares (or effect appropriate book-entry transfer), together with any related required documents, and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

     11. All certificates for unpurchased Shares and all checks or drafts for purchased Shares shall be forwarded by (a) first-class mail under a blanket surety bond protecting you and the Offeror from loss or liability arising out of the non-receipt or non-delivery of such checks, drafts and certificates or
(b) by registered mail insured separately for the replacement value of each of such checks, drafts and certificates.

     12. You are not authorized to offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

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     13.  As Depositary hereunder you:

          (a) Shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to between you and the Offeror;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Shares represented thereby deposited with you pursuant to the Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Offer;

          (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely on and shall be protected in acting in reliance upon any certificates, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any Officer of the Offeror or any executive officer of Precision Castparts Corp. set forth on Schedule 1 to the Offer to Purchase.

          (g) may consult with Stoel Rives LLP respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect to any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

          (h) shall not advise any person tendering Shares pursuant to the Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Share,

     14. You shall take such action as may from time to time be requested by the Offeror or Stoel Rives LLP (and such other action as you may deem appropriate) to furnish copies of the

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Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery in
the forms attached hereto, or in such other forms as may be approved from time to time by the Offeror or Stoel Rives LLP to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer. The Offeror will furnish you with copies of such documents on your request.

     15. You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Offeror or Stoel Rives LLP in any manner reasonably requested by it in connection with the Offer and any tenders thereunder.

     16. You shall advise by cable, telex, facsimile transmission or telephone, and promptly thereafter confirm in writing to William D. Larsson, Chief Financial Officer of the Offeror, Ruth A. Beyer and Todd A. Bauman of Stoel Rives LLP (each at the address and telephone or other number set forth on Schedule 1 hereto) and such other persons as any of them may request, daily (or more frequently if requested) up to and including the Expiration Date, as to the number of shares which have been tendered pursuant to the Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notice of Guaranteed Delivery referred to in paragraph (b) of paragraph 4 hereof. In addition, you will also inform, and cooperate in making available to, the aforementioned persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Offeror, the persons listed in the preceding sentence, and such person as Ruth A. Beyer or Todd A. Bauman of Stoel Rives LLP or the Offeror may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Initial Expiration Date and each other Expiration Date, if any, the Offeror shall have received information in sufficient detail to enable it to decide whether to extend the Offer. You shall prepare a final list of all Persons whose tenders were accepted the number of shares tendered, the amount accepted and deliver said list to William D. Larsson, Chief Financial Officer of the Offeror, Ruth A. Beyer and Todd A. Bauman of Stoel Rives LLP.

     17. Letters of Transmittal and Notices of Guaranteed Delivery submitted in lieu thereof pursuant to Section 3 of the Offer to Purchase shall be stamped by you as to the date, and, after the expiration of the Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to William D. Larsson, of the Offeror.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the purchase of Shares and the payment of stock transfer taxes by reason of amounts, if any, borrowed by the Offeror, EOC Acquisition Corporation, or any of its subsidiaries or affiliates pursuant to any loan or credit

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agreement with you.

     19. For services rendered as Depositary hereunder, you shall be entitled to such compensation as set forth on Schedule 1 attached hereto.

     20. You hereby acknowledge receipt of the Offer to Purchase and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Offer to Purchase and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect of the duties, liabilities and indemnification of you as Depositary.

     21. The Offeror covenants and agrees to indemnify and hold you harmless against any loss, liability, cost or expense, including attorneys' fees, (incurred without negligence, misconduct or bad faith on your part) arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Shares believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Shares. In no case shall the Offeror be liable under this indemnity with respect to any claim against you unless the Offeror shall be notified by you, by letter or cable or by telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Offeror shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Offeror so elects, the Offeror shall assume the defense of any suit brought to enforce any such claim. In the event that the Offeror shall assume the defense of any such suit, the Offeror shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Offeror shall retain counsel reasonably satisfactory to you to defend such suit.

     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc.). The Offeror understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service.

     23. You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any stock transfer taxes are payable in respect of the transfer of purchased Shares to the Company your check in the amount of all stock transfer taxes so payable, and the Company shall reimburse you for the amount of any and all stock transfer taxes payable in respect of the transfer of purchased Shares to the Company; PROVIDED, that you shall

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reimburse the Company for amounts refunded to you in respect of your payment of any such stock transfer taxes, at such time as such refund is received by you.

     24. This Agreement and your appointment as depository hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

     25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                              EOC ACQUISITION CORPORATION


                              By:     /S/ WILLIAM D. LARSSON
                                 ---------------------------------------------
                              Name:  William D. Larsson
                              Title:  Vice President and Chief Financial Officer

Accepted as of the date first above written.

THE BANK OF NEW YORK

By:    /S/ PATRICK FALCIGLIA
   -----------------------------------
Name: Patrick Falciglia
Title: Vice President